Exhibit 99.1

NEWS RELEASE For release at 6:00 a.m. EST, 4/23/10 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com
2911 Peach Street • Wisconsin Rapids, WI 54495-8036

Renaissance Learning Announces Executive Succession Plan

WISCONSIN RAPIDS, WI– April 23, 2010 – Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K–12 schools and districts, announced a succession plan for Terrance Paul, Chief Executive Officer, and Judith Paul, Chairman of the Board, the husband and wife team who co-founded Renaissance Learning and are its principal shareholders.  Mr. Paul intends to step down from his position as CEO and at that point assume the position of Chairman of the Board, currently held by Ms. Paul.  At that time, Ms. Paul will be appointed to the position of Vice Chairman of the Board.  While the company anticipates that this transition will occur later this year, no definite date has been set and will depend on when Mr. Paul’s successor is identified.  The Board of Directors has unanimously approved this plan of succession and intends to commence the search for a new CEO immediately.

“Judi and I have been contemplating this change for some time,” said Mr. Paul. “Though we are still very excited about what Renaissance Learning is doing and accomplishing, we are at an age where we want to devote more time to other endeavors and to family.  The company is in great financial shape and positioned for growth which makes it an opportune time to consider stepping back from the day to day operation of the company.  In my role as Chairman, I intend to assist in the transition of the CEO responsibilities to my successor and continue to provide input for the overall company strategy and major product development decisions.  In her role as Vice Chairman, Judi will continue to serve as the company’s spokesperson and advocate on behalf of teachers.”

“Renaissance Learning has a great management team in place including Steve Schmidt, President and COO,” continued Mr. Paul.  “Steve has expressed his full support for the succession plan but feels he can best serve the company and promote its mission in his current role and therefore chose not be considered for the CEO position.  Consequently, the CEO search will focus on external candidates.  It may take some time, but we are confident we can find the right person who is as dedicated to our core educational mission to accelerate learning as we are.  We feel this is a very positive move at the right time for the future of the company, and for our customers, shareholders, and our employee family.”

“The Board of Directors appreciates Terry and Judi’s foresight in orchestrating an orderly transition plan,” added Harold Jordan, Lead Director of the Board of Directors of Renaissance Learning.  “The succession plan envisioned allows Terry and Judi to remain involved strategically and with high level oversight, and at the same time adds new talent and leadership to accelerate the company’s growth and impact on student learning.”

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 72,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding the CEO succession plan.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.